Exhibit 15

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated April 27, 2005 on our review of the interim financial information of Phelps Dodge Corporation (the “Company”) for the three-month periods ended March 31, 2005 and 2004 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2005 is incorporated by reference in its Registration Statements on Form S-3 (Nos. 333-104627, 333-67606, 333-61624, 333-43890 and 333-124094), Registration Statement and Post-Effective Amendment No. 1 on Form S-3 (Nos. 33-44380 and 333-36415), Registration Statements on Form S-8 (Nos. 33-26442, 33-6141, 33-26443, 33-29144, 33-19012, 2-67317, 33-34363, 33-34362, 33-62648, 333-117382, 333-42231 and 333-52175) and the Post-Effective Amendment No. 4 on Form S-8 to the Registration Statement on Form S-4 (No. 333-86061).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Phoenix, Arizona
April 28, 2005